SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to ss. 240.14a-12

SCICLONE PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

SIGMA-TAU FINANZIARIA S.P.A.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

On January 2, 2009, Defiante Farmaceutica S.A. (“Defiante”), Paolo Cavazza, Claudio Cavazza, Sigma-Tau Finanziaria S.p.A. (“Sigma-Tau”), Aptafin S.p.A. (“Aptafin”) and Chaumiere-Consultadoria e Servicos, Sociedade Unipessoal, LdA (“Chaumiere”) (each of Chaumiere, Aptafin, Defiante, Sigma-Tau, Claudio Cavazza and Paolo Cavazza, a  “Sigma-Tau Party” and, collectively, the “Sigma-Tau Parties”) filed a Schedule 13D (“Schedule 13D”) with the Securities  Exchange  Commission (“SEC”) that included Item 4 stating the following:

“Purpose of Transaction

Item 4 of the Schedule 13D is hereby amended and supplemented as follows:

On December 31, 2008, Defiante, on behalf of itself and the other Reporting Persons, in compliance with the bylaws of the Issuer, submitted a formal notice and nomination of four individuals (the “Nominees”) to the Issuer’s Board of Directors (the “Board”) at the Issuer’s 2009 annual meeting of stockholders (including any adjournment or postponement thereof or any special meeting held in lieu thereof ).  The Reporting Persons currently intend to conduct a proxy solicitation seeking to elect these individuals to the Board.  Defiante submitted such notice, and intends to conduct such proxy solicitation, because the Reporting Persons believe that the Board of Directors and management of the Issuer, by their actions and inactions, have caused the stockholders of the Issuer to have suffered a significant decrease in the value of their investment in the Issuer, have caused the Issuer to incur substantial operating losses, have not properly managed the conduct of critical clinical trials, and have allowed the operating expenses of the Issuer to have increased excessively.  The Nominees are Messers. Roberto Camerini, Trevor Mervyn Jones, Gregg Lapointe, and Alberto Mantovani.

Except as set forth herein or as would occur upon completion of any of the actions described herein, the Reporting Persons have no definite plans or proposals which relate to or would result in any transaction, change or event specified in clauses (a) through (j) of Item 4 of Schedule 13D. The adoption of any plan or proposal relating to a transaction, change or event specified in clauses (a) through (j) of Item 4 of Schedule 13D will depend upon overall market and industry conditions, other investment opportunities available to the Reporting Persons, the Issuer’s financial position and investment strategy, and the availability of the Issuer’s shares at prices that would make the acquisition of additional shares desirable.

The Reporting Persons may take such action with respect to their investment in the Issuer as they deem appropriate including, without limitation, having discussions with other stockholders and other relevant parties, and engaging in discussions with and making suggestions to the Board and the management of the Issuer, concerning changes to the capitalization, ownership structure, business, operations, strategy, future plans, management, Board composition or governance of the Issuer.”

Information regarding the Potential Participants (as defined below) in a potential solicitation of proxies with respect to the Issuer’s next annual meeting of stockholders is filed herewith as Exhibit 1.

EXHIBIT 1

ALL STOCKHOLDERS OF SCICLONE PHARMACEUTICALS, INC. (“THE ISSUER”) ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE POTENTIAL PARTICIPANTS FROM THE STOCKHOLDERS OF THE ISSUER FOR USE AT THE NEXT ANNUAL MEETING OF STOCKHOLDERS OF THE ISSUER WHEN AND IF THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN AND IF COMPLETED, THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF THE ISSUER AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE POTENTIAL PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

POTENTIAL PARTICIPANTS

The following persons are anticipated to be, or may be deemed to be, the Potential Participants in a potential solicitation of proxies with respect to the next annual meeting of stockholders of the Issuer:

Defiante Farmaceutica S.A. (“Defiante”), Paolo Cavazza, Claudio Cavazza, Sigma-Tau Finanziaria S.p.A. (“Sigma-Tau”), Aptafin S.p.A. (“Aptafin”), Chaumiere-Consultadoria e Servicos, Sociedade Unipessoal, LdA (“Chaumiere”) and Sigma-Tau Pharmaceuticals, Inc.(“STPI”) (each of STPI, Chaumiere, Aptafin, Defiante, Sigma-Tau, Claudio Cavazza and Paolo Cavazza, a “Sigma-Tau Party” and, collectively, the “Sigma-Tau Parties”) and Messers. Roberto Camerini, Trevor Mervyn Jones, Gregg Lapointe, and Alberto Mantovani.

As of the close of business on December 31, 2008, the Potential Participants beneficially owned, in the aggregate, 9,853,261 shares of common stock, par value $0.001 per share (the “Shares”), representing approximately 21.3% of the Issuer’s outstanding Shares (based upon 46,219,562 shares of common stock outstanding as of November 4, 2008, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008 filed with the U.S. Securities and Exchange Commission on November 6, 2008).

In addition to the above, partners or employees of the Sigma-Tau Parties may assist in the solicitation of proxies and will receive no additional consideration therefor.